Exhibit 99.1
Investor Contact: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or jthunstrom@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS
Company Reports Revenue Growth of 25.8% and Earnings Per Share of $0.48
EDEN PRAIRIE, Minn. (October 25, 2007) — Life Time Fitness, Inc. (NYSE: LTM), a national operator of distinctive and large health and fitness centers, today reported its operating results for the third quarter ended September 30, 2007.
     Third quarter 2007 revenue grew 25.8% to $169.5 million from $134.7 million during the same period last year. Net income during the quarter grew 34.5% to $18.4 million, or $0.48 per diluted share. This compares to net income of $13.6 million, or $0.37 per diluted share, for 3Q 2006. For the nine months ended September 30, 2007, revenue grew 30.1% to $484.7 million from $372.6 million during the same period last year. Net income grew 34.3% for the same period to $49.0 million, or $1.30 per diluted share, from $36.5 million, or $0.99 per diluted share, for the first nine months of 2006.
     “Our new center openings, membership expansion and in-center revenue growth, coupled with our commitment to deliver an unparalleled experience and value to our customers, represent powerful differentiators for our company and brand,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “Life Time Fitness is committed to making a significant impact on the health and wellness of consumers by helping them establish and lead a healthy and active way of life.”
     Life Time Fitness continued its expansion efforts during the quarter with the opening of its first Cincinnati-area location in Deerfield Township, Ohio. The company also completed the acquisitions of two smaller centers, including one in White Bear Lake, Minnesota and another in the Highland Park area of Dallas, Texas. Both centers represent opportunistic geographic fill-in locations within existing Life Time Fitness markets. Additionally, Life Time Fitness opened its second center in the Austin, Texas market in October and construction continues on the remaining two planned new center openings in 2007.
     Year-over-year memberships grew 15.1%, ending with 492,410.
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Life Time Fitness Third Quarter 2007 Results — Page 2
Three and Nine Months Ended September 30, 2007, Financial Highlights:
Total revenue for the third quarter grew 25.8% to $169.5 million, driven primarily by growth in membership dues and in-center revenue. Total revenue for the first nine months of 2007 grew to $484.7 million from $372.6 million during the same period last year.

		YTD 2007 vs.
(Period-over-period growth)	3Q 2007 vs. 3Q 2006	YTD 2006
• Membership dues	25.9%	30.1%
• Enrollment fees	7.0%	11.1%
• In-center revenue	30.8%	34.0%

• Same-center revenue	5.1%	6.3%
• Average center revenue / membership	$345 — up 5.3%	$1,016 — up 6.0%
• Average in-center revenue / membership	$99 — up 9.0%	$294 — up 9.0%
Total operating expenses during 3Q 2007 were $131.9 million compared to $106.9 million for 3Q 2006, driven primarily by increased expenses to support new centers, membership growth, and presale activities. Year-to-date operating expenses totaled $384.9 million, compared to $300.1 million for the same period last year.
Operating margin was 22.2% for 3Q 2007 compared to 20.6% in the prior-year period. Year-to-date operating margin was 20.6%, compared to 19.5% in the prior-year period.

YTD 2007 vs.
(Expense as a percent of total revenue)	3Q 2007 vs. 3Q 2006	YTD 2006

• Center operations	57.6% vs. 57.7%	58. 0% vs. 56.7%
• Advertising and marketing	3.2% vs. 3.6%	3.8% vs. 4.2%
• General and administrative	5.8% vs. 6.5%	6.4% vs. 7.5%
• Other operating	2.5% vs. 2.9%	2.3% vs. 2.6%
• Depreciation and amortization	8.8% vs. 8.7%	8.9% vs. 9.5%
Net income during 3Q 2007 grew 34.5% to $18.4 million from $13.6 million in 3Q 2006, driven by continued top-line growth and operating margin expansion. For the nine months ended September 30, 2007, net income grew to $49.0 million compared with $36.5 million in the prior-year period.
EBITDA for 3Q 2007 grew 32.9% to $52.8 million from $39.7 million in 3Q 2006. Year-to-date EBITDA grew 32.6% to $144.0 million from $108.6 million for the same period last year.
Cash flows from operations for the first nine months of 2007 totaled $107.3 million compared with $103.0 million in the prior-year period.
Weighted average fully diluted shares for 3Q 2007 totaled 38.3 million compared to 37.1 million shares in 3Q 2006.
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Life Time Fitness Third Quarter 2007 Results — Page 3
Updated 2007 Business Outlook:
The following statements are based on the Company’s current expectations for fiscal year 2007 and subject to the risks and uncertainties described below:
•	Revenue is expected to be $652-$657 million (or approximately 27-28% growth) up from $645-$655 million.

•	Net income is expected to be $66.5-$67.5 million (or approximately 31-33% growth) up from $65.2-$66.2 million.

•	Diluted earnings per common share is expected to be $1.76-$1.78 (or approximately 28-30% growth) up from $1.74-$1.76.
     As announced on October 18, 2007, the Company will hold a conference call today at 10:00 a.m. EDT to discuss third quarter 2007 results. Bahram Akradi, chairman and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and Ken Cooper, senior director of finance, will host the call. The conference call will be Web cast live and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available today at approximately 1:00 p.m. EDT.
About Life Time Fitness, Inc.
     Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of October 25, 2007 the Company operated 68 centers in 15 states, including Arizona, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Nebraska, North Carolina, Ohio, Texas, Utah and Virginia. The Company also operated one satellite facility and four preview locations in existing and new markets.
     Life Time Fitness also provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events, and nutritional products and supplements. Life Time Fitness is headquartered in Eden Prairie, Minnesota (www.lifetimefitness.com).
     LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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Life Time Fitness Third Quarter 2007 Results — Page 4
Risks & Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are identifying and acquiring suitable sites for new sports, fitness and family recreation centers, opening new sports, fitness and family recreation centers, attracting and retaining members, obtaining additional financing and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date.
     All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.
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LIFE TIME FITNESS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$773	$6,880
Accounts receivable, net	3,561	2,320
Inventories	12,737	8,773
Prepaid expenses and other current assets	11,820	9,201
Deferred membership origination costs	15,427	12,575
Income tax receivable	2,755	97

Total current assets	47,073	39,846
PROPERTY AND EQUIPMENT, net	1,162,502	902,122
RESTRICTED CASH	6,991	4,738
DEFERRED MEMBERSHIP ORIGINATION COSTS	13,686	10,875
OTHER ASSETS	44,026	30,095

TOTAL ASSETS	$1,274,278	$987,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$9,641	$15,228
Accounts payable	15,503	8,878
Construction accounts payable	51,350	49,285
Accrued expenses	43,460	37,191
Deferred revenue	34,772	29,773

Total current liabilities	154,726	140,355
LONG-TERM DEBT, net of current portion	478,776	374,327
DEFERRED RENT LIABILITY	25,551	25,716
DEFERRED INCOME TAXES	34,020	38,584
DEFERRED REVENUE	17,513	15,917
OTHER LIABILITIES	11,394	264

Total liabilities	721,980	595,163

SHAREHOLDERS’ EQUITY:
Common stock	783	737
Additional paid-in capital	370,675	259,905
Retained earnings	180,840	131,871

Total shareholders’ equity	552,298	392,513

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,274,278	$987,676

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUE:
Membership dues	$111,744	$88,774	$318,939	$245,123
Enrollment fees	6,501	6,073	18,565	16,717
In-center revenue	47,517	36,319	137,305	102,440

Total center revenue	165,762	131,166	474,809	364,280
Other revenue	3,688	3,575	9,879	8,341

Total revenue	169,450	134,741	484,688	372,621
OPERATING EXPENSES:
Center operations	97,626	77,711	281,153	211,344
Advertising and marketing	5,359	4,933	18,167	15,504
General and administrative	9,750	8,729	30,931	28,405
Other operating	4,255	3,858	11,371	9,491
Depreciation and amortization	14,917	11,716	43,282	35,381

Total operating expenses	131,907	106,947	384,904	300,125

Income from operations	37,543	27,794	99,784	72,496
OTHER INCOME (EXPENSE):
Interest expense, net	(7,135)	(4,204)	(19,032)	(12,461)
Equity in earnings of affiliate	316	188	917	682

Total other income (expense)	(6,819)	(4,016)	(18,115)	(11,779)

INCOME BEFORE INCOME TAXES	30,724	23,778	81,669	60,717
PROVISION FOR INCOME TAXES	12,374	10,139	32,700	24,260

NET INCOME	$18,350	$13,639	$48,969	$36,457

BASIC EARNINGS PER COMMON SHARE	$0.49	$0.38	$1.32	$1.01

DILUTED EARNINGS PER COMMON SHARE	$0.48	$0.37	$1.30	$0.99

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	37,630	36,172	37,061	36,006

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	38,309	37,060	37,651	36,976

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Nine Months Ended
	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48,969	$36,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,282	35,381
Deferred income taxes	4,856	3,549
Loss on disposal of property and equipment, net	281	562
Amortization of deferred financing costs	628	517
Share-based compensation	5,671	6,169
Excess tax benefit from stock option exercises	(4,501)	(5,406)
Changes in operating assets and liabilities	8,953	25,653
Other	(795)	127

Net cash provided by operating activities	107,344	103,009

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(310,478)	(172,598)
Proceeds from sale of property and equipment	4,664	6,571
Proceeds from property insurance settlement	48	464
Increase in other assets	(6,568)	(8,663)
Increase in restricted cash	(2,253)	(1,264)

Net cash used in investing activities	(314,587)	(175,490)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	105,000	1,650
Repayments on long-term borrowings	(9,279)	(15,938)
Proceeds from revolving credit facility, net	2,800	75,000
Increase in deferred financing costs	(2,008)	(672)
Proceeds from common stock offering, net of underwriting discount and offering costs	92,510	—
Excess tax benefit from stock option exercises	4,501	5,406
Proceeds from exercise of stock options	7,612	8,925

Net cash provided by financing activities	201,136	74,371

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,107)	1,890
CASH AND CASH EQUIVALENTS — Beginning of period	6,880	4,680

CASH AND CASH EQUIVALENTS — End of period	$773	$6,570

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest, including capitalized interest	$23,637	$14,743

Cash payments for income taxes	$24,982	$13,489

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment in accounts payable	$2,548	$10,198

Non-GAAP Financial Measures
     This release contains a non-GAAP disclosure, EBITDA, which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
INCOME TAXES AND DEPRECIATION AND AMORTIZATION
(In thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income	$18,350	$13,639	$48,969	$36,457
Interest expense, net	7,135	4,204	19,032	12,461
Provision for income taxes	12,374	10,139	32,700	24,260
Depreciation and amortization	14,917	11,716	43,282	35,381

EBITDA	$52,776	$39,698	$143,983	$108,559